Exhibit (l)(1)

September 23, 2013

ClearBridge Energy MLP Fund Inc.

620 Eighth Avenue, 49th Floor

New York, New York 10018

Ladies and Gentlemen:

We have acted as counsel to ClearBridge Energy MLP Fund Inc., a closed-end investment company organized as a Maryland corporation (the “Company”), in connection with the Registration Statement on Form N-2, File Nos. 333-178695 and 811-22405 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) and the Investment Company Act of 1940, as amended, and the issuance of up to 5,000,000 shares of common stock of the Company, par value $0.001 per share (the “Shares”). The Shares may be issued and sold from time to time pursuant to a Sales Agreement, dated March 30, 2012 (the “Sales Agreement”), among the Fund, the Fund’s investment manager, Legg Mason Partners Fund Advisor, LLC, the Fund’s subadviser, ClearBridge Investments, LLC, and JonesTrading Institutional Services, LLC.

We have examined the Registration Statement and the Sales Agreement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We have assumed further that at the time of issuance and delivery of any Shares, performance by the Company of the Sale Agreement and the issuance and delivery of such Shares will not violate the law of the State of Maryland or any other applicable laws, the certificate of incorporation of the Company or any agreement or instrument binding on the Company.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that when issued and delivered upon payment therefor in accordance with the Sales Agreement, the Shares will be validly issued, fully paid and nonassessable.

Insofar as the opinion expressed herein relates to or is dependent upon matters governed by the law of the State of Maryland, we have relied upon the opinion of Foley & Lardner LLP dated the date hereof.

We do not express any opinion herein concerning any law other than, to the extent set forth herein, the law of the State of Maryland.

We hereby consent to the filing of this opinion letter as Exhibit (l)(1) to Post-Effective Amendment No. 3 to the Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP